EXHIBIT 5.1

                 [Letterhead of Stubbs Alderton & Markiles, LLP]


December 7, 2006

Ironclad Performance Wear Corporation
2201 Park Place, Suite 101
El Segundo, CA

Ladies/Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Ironclad Performance Wear Corporation., a Nevada corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 2,584,000 shares of common stock of the Company (the "Shares"), issuable pursuant to the Ironclad Performance Wear Corporation 2000 Stock Incentive Plan (the "Plan").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plan, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement.


                                      Respectfully submitted,

                                      /S/ STUBBS ALDERTON & MARKILES, LLP
                                      -----------------------------------
                                          Stubbs Alderton & Markiles, LLP